Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE 2014 FOURTH QUARTER

Provides Chemical Business Product Volume Guidance for 2015 First Quarter and

Financial Targets for 2017

OKLAHOMA CITY, Oklahoma…March 2, 2015… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the fourth quarter and full year ended December 31, 2014.

Financial Highlights of Fourth Quarter 2014 Compared to Fourth Quarter 2013

•	Net sales increased 21.7% to $181.3 million compared to $149.0 million.

•	Operating income was $4.9 million compared to operating income of $70.2 million. Excluding certain items adjusted operating income was $7.1 million, an increase of $13.1 million over an adjusted operating loss of $6.0 million.

•	EBITDA was $14.4 million compared to $78.5 million. Excluding certain items adjusted EBITDA was $16.6 million, an increase of $14.3 million over $2.3 million.

•	Net income and net income applicable to common shareholders was $0.7 million, or $0.03 per diluted share compared to net income applicable to common shareholders of $37.3 million or $1.58 per diluted share. Excluding certain items, adjusted net income applicable to common shareholders was $2.1 million, or $0.09 per diluted share, compared to an adjusted net loss of $9.5 million, or $0.42 per diluted share.

Financial Highlights of Full Year 2014 Compared to Full Year 2013

•	Net sales increased 7.8% to $732.5 million compared to $679.3 million.

•	Operating income was $53.4 million compared to operating income of $105.3 million. Excluding certain items adjusted operating income was $27.5 million compared to $10.7 million.

•	EBITDA was $89.8 million compared to $132.9 million. Excluding certain items adjusted EBITDA was $63.9 million compared to $38.3 million.

•	Net income was $19.6 million and net income applicable to common shareholders was $19.3 million, or $0.83 per diluted share, compared to net income of $55.0 million and net income applicable to common shareholders of $54.7 million or $2.33 per diluted share. Excluding certain items, adjusted net income applicable to common shareholders was $3.4 million, or $0.14 per diluted share, compared to adjusted net loss applicable to common shareholders of $3.4 million, or $0.15 per diluted share.

Barry Golsen, LSB’s President and CEO stated, “Our fourth quarter and 2014 results showed solid year-over-year improvement, excluding the benefit of insurance recoveries in 2013 and 2014. Our Chemical Business delivered growth in sales and adjusted operating income for the full year, reflecting the progress we have made in achieving higher on-stream rates at our Pryor, Cherokee and El Dorado Facilities, and the resulting improved overhead absorption. With that said, our Chemical Business did experience various headwinds throughout the year. In addition to lower selling prices for our agricultural products and higher overall feedstock costs, we experienced some unplanned downtime at our Pryor and Cherokee Facilities. These maintenance issues have been resolved and both plants have been producing at targeted ammonia rates. Furthermore, we expect the cost disadvantage that results from the use of purchased ammonia at El Dorado to be eliminated once the in-process construction of the ammonia plant at the facility – expected to reduce costs, increase capacity and enhance product balance – is completed. This project, along with the enhancement of the El Dorado’s nitric acid capacity, remains on budget and on schedule and we expect significant incremental operating profit beginning in 2016 as a result of these investments.

“With respect to the macro picture for our Chemical Business, despite two seasons of record bumper corn crops, historically high stock-to-use ratios, and the expectation that corn acres planted in 2015 will be reduced, we believe that agricultural market fundamentals remain favorable and that the industrial markets should continue to benefit from the improving economy and low natural gas prices. As a result, we anticipate sufficient demand in 2015 to absorb the higher production levels we expect to achieve as a result of continued improvement in the on-stream rates of our chemical facilities.

Mr. Golsen continued, “Full year 2014 sales for our Climate Control Business were essentially flat with 2013, excluding the reduction in sales related to the previously disclosed termination of our agreement with Carrier for heat pumps. Bookings for the full year reached their highest level since 2008, despite lower order intake at the end of 2013 and early 2014 as a result of severe winter weather throughout the U.S., which negatively impacted sales in the first half of 2014. These strong bookings reflect a significant increase in demand in the second half of 2014, primarily for large custom air handlers and hydronic fan coils for the commercial market. We also recently changed leadership at ClimateMaster, which comprises nearly two-thirds of our Climate Control sales, and are focused on upgrading and expanding our product offerings across the entire Climate Control portfolio. In addition, we expect the continued benefit from our LEAN operational initiatives and the positive outlook for growth in both the commercial/institutional and residential markets that we serve will position the Climate Control business to generate increased sales and profits in 2015 and future years.”

Chemical Business Fourth Quarter 2014 Compared to Fourth Quarter 2013:

	Three Months Ended December 31,
	2014	2013	Change
	(In millions)
Net sales	$109.2	$77.7	$31.5
Operating income	$4.5	$67.5	$(63.0)
Segment EBITDA	$12.6	$74.5	$(61.9)

Comparison of 2014 to 2013 periods:

•	Net sales increased due to higher agricultural product volumes, resulting largely from the Pryor Facility’s improved on-stream rates and associated production, along with higher selling prices for industrial acids and mining products relating to higher ammonia prices passed through to customers, pursuant to contractual agreements, offset by approximately 30 days of unplanned downtime at our Cherokee Facility.

•	Operating income and EBITDA, on a reported basis, declined primarily as a result of $76.2 million of insurance recoveries recognized in the 2013 fourth quarter and $2.2 million of unrealized losses on natural gas hedges in the 2014 fourth quarter. Excluding these items, adjusted operating income and EBITDA was $6.7 million and $14.8 million, respectively, in the fourth quarter of 2014 as compared to an operating loss and negative EBITDA of $8.7 million and $1.7 million, respectively. The profit improvement in 2014 reflects the factors that drove sales improvement, as described above.

	Three Months Ended December 31,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$46.5	43%	$27.7	36%	68%
Industrial, mining and other	62.7	57%	50.0	64%	25%

	$109.2		$77.7

The following tables provide key operating metrics for the Agricultural products of our Chemical Business.

	Three Months Ended December 31,
	2014	2013	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	76,288	53,463	43%
Ammonium nitrate (AN)	29,446	20,003	47%
Ammonia	29,614	10,679	177%
Other	4,847	4,562	6%

	140,195	88,707	58%

Average Selling Prices (price per ton)
UAN	$237	$239	(1)%
AN	$318	$292	9%
Ammonia	$510	$455	12%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended December 31,
	2014	2013	% Change
Product (tons sold)
Nitric acid	132,321	123,345	7%
AN and AN solution	45,604	44,051	4%

Input Costs
Average purchased ammonia cost/ton	$593	$454	31%
Average natural gas cost/MMbtu*	$3.89	$3.78	3%

*	Gross cost excluding any hedging activity

Climate Control Business Fourth Quarter 2014 Compared to Fourth Quarter 2013:

	Three Months Ended December 31,
	2014	2013	Change
	(In millions)
Net sales	$68.8	$67.5	$1.3
Operating income	$4.3	$6.0	$(1.7)
Segment EBITDA	$5.5	$6.8	$(1.3)

Comparison of 2014 to 2013 periods:

•	Net sales increased primarily due to an increase in fan coils sales resulting from improved booking rates, primarily in the hospitality and multi-family markets. Also impacting net sales was an increase in large custom air handlers sold to the healthcare and military markets. These results were offset by a decrease in sales of heat pumps as a result of sales to Carrier in 2013 which did not occur in 2014.

•	Operating income and EBITDA decreased as a result of a decrease in gross margin as a percentage of sales due primarily to a less favorable product mix and an increase in variable selling expenses as a percentage of sales due to distribution channel mix.

•	New orders for our climate control products were $58.0 million in the fourth quarter of 2014. For the full year of 2014, new orders of $278.4 million increased approximately 9% as compared to 2013. New orders from the commercial end-markets were up 12% over 2013, while residential product new orders declined reflecting the termination of our activity with Carrier in May 2014 for the sale of heat pumps. Excluding new orders from Carrier in both 2014 and 2013, commercial and residential new orders increased 18% and 15%, respectively, reflecting the cyclical recovery in commercial and residential construction markets. As a result of stronger new order activity, backlog of $64.9 million as of December 31, 2014 increased approximately 63% over year-end 2013 levels. As of January 31, 2015, backlog had risen to $71.7 million.

	Three Months Ended December 31,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Commercial/Institutional	$57.5	84%	$54.7	81%	5%
Residential	11.3	16%	12.8	19%	(12)%

	$68.8		$67.5		2%

	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$42.0	61%	$45.7	68%	(8)%
Fan coils	17.1	25%	15.7	23%	9%
Other HVAC	9.7	14%	6.1	9%	59%

	$68.8		$67.5		2%

Financial Position and Capital Additions

As of December 31, 2014, our total cash and investments were $272.6 million, including short-term investments as well as noncurrent restricted cash and investments designated for capital projects.

Total long-term debt was $457.3 million at December 31, 2014 compared to $463.0 million at December 31, 2013 and our $100 million Working Capital Revolver Loan remains undrawn (borrowing availability of $71.1 million). Interest expense, net of capitalized interest, for the fourth quarter of 2014 was $4.1 million compared to $7.3 million for the same period in 2013.

Capital additions were $70.3 million in the fourth quarter of 2014, including $54.6 million relating to the expansion projects at our El Dorado Facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital additions for 2015, in the aggregate, are estimated to range from $283 million to $346 million, including $225 million to $260 million remaining for the El Dorado expansion projects.

The Company’s outlook for sales volume for the first quarter of 2015 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	110,000 – 120,000
AN	60,000 – 65,000
Ammonia	22,500 – 27,500

Industrial, Mining and Other:
Nitric acid	145,000 – 150,000
AN and AN solution	50,000 – 60,000
Ammonia	10,000 – 15,000

Mr. Golsen concluded, “Overall, we are confident in our prospects for continued performance improvement in 2015 and a material expansion of profitability in 2016, when our new capacity at El Dorado is up and running, and into 2017. We believe that the strategic improvements we are making to bolster returns in both our Chemical and Climate Control businesses will allow us to capitalize on improving market conditions and drive enhanced value for all shareholders.

“Given this, we believe that we are well positioned to achieve a compounded annual revenue growth rate through 2017 of approximately 12% and operating margin of approximately 20% in our Chemical Business. In our Climate Control business, we anticipate a compounded annual revenue growth rate through 2017 of approximately 10% and operating margin of approximately 14%. This could translate into an EBITDA margin of approximately 30% in the Chemical Business and 15% in the Climate Control Business.”

The Company noted that the presentation accompanying today’s fourth quarter conference call includes additional details regarding its 2017 financial and operating targets.

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Monday, March 2, 2015 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Executive Chairman, Jack E. Golsen; President and CEO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, including but not limited to, any references to future natural gas and ammonia costs, and the outlook for the chemical or climate control businesses, improvements to certain of our chemical plants that we expect to ultimately translate into stronger operating profit and cash flow; certain cost disadvantages to be eliminated with the installation of a new ammonia plant at El Dorado; improvement to our chemical industrial markets; demand in 2015 to absorb production levels at our chemical facilities; increase sales by our Climate Control Business in 2015; planned capital expenditures for 2015; and outlook for sales volume for the first quarter of 2015 in our Chemical Business.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products, acceptance of our technology; increase competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2014, which contain a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release.

Company Contact:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546 x11297	Linda Latman (212) 836-9609
Mark Behrman, Senior Vice President	The Equity Group Inc.
(405) 235-4546 x11214

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months		Twelve Months
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Net sales	$181,277	$149,035	$732,510	$679,287
Cost of sales	149,899	118,469	579,155	535,731

Gross profit	31,378	30,566	153,355	143,556

Selling, general and administrative expense	26,522	25,989	103,886	100,674
Provisions for losses on accounts receivable	220	296	134	478
Property insurance recoveries in excess of losses Incurred	—	(66,255)	(5,147)	(66,255)
Other expense (income), net	(298)	359	1,120	3,351

Operating income	4,934	70,177	53,362	105,308

Interest expense, net	4,141	7,324	21,599	13,986
Loss on extinguishment of debt	—	—	—	1,296
Non-operating other income, net	(39)	(90)	(281)	(100)

Income from continuing operations before provisions for income taxes and equity in loss (earnings) of affiliate	832	62,943	32,044	90,126

Provisions for income taxes	114	25,454	12,400	35,421
Equity in loss (earnings) of affiliate	—	16	(79)	(436)

Income from continuing operations	718	37,473	19,723	55,141

Net loss from discontinued operations	61	130	89	179

Net income	657	37,343	19,634	54,962

Dividends on preferred stocks	—	—	300	300

Net income applicable to common stock	$657	$37,343	$19,334	$54,662

Weighted-average common shares:
Basic	22,626	22,520	22,575	22,465
Diluted	22,772	23,624	23,667	23,597

Income per common share:
Basic:
Income from continuing operations	$0.03	$1.67	$0.86	$2.44
Net loss from discontinued operations	—	(0.01)	—	(0.01)

Net income	$0.03	$1.66	$0.86	$2.43

Diluted:
Income from continuing operations	$0.03	$1.59	$0.83	$2.34
Net loss from discontinued operations	—	(0.01)	—	(0.01)

Net income	$0.03	$1.58	$0.83	$2.33

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months		Twelve Months
	2014	2013	2014	2013
	(in thousands)
Net sales:
Chemical (1)	$109,158	$77,652	$454,902	$380,669
Climate Control	68,773	67,528	265,358	285,018
Other	3,346	3,855	12,250	13,600

	$181,277	$149,035	$732,510	$679,287

Gross profit: (2)
Chemical (1)(3)	$9,404	$7,049	$66,565	$46,165
Climate Control	20,815	22,354	82,443	92,907
Other	1,159	1,163	4,347	4,484

	$31,378	$30,566	$153,355	$143,556

Operating income: (4)
Chemical (1) (3)	$4,466	$67,525	$51,281	$87,784
Climate Control	4,279	5,999	21,675	30,386
Other	473	501	1,771	1,699
General corporate expenses (5)	(4,284)	(3,848)	(21,365)	(14,561)

	4,934	70,177	53,362	105,308

Interest expense, net (6)	4,141	7,324	21,599	13,986
Loss on extinguishment of debt	—	—	—	1,296
Non-operating other income, net
Chemical	(36)	—	(249)	(1)
Climate Control	—	(1)	—	(1)
Corporate and other business operations	(3)	(89)	(32)	(98)
Provisions for income taxes	114	25,454	12,400	35,421
Equity in loss (earnings) of affiliate - Climate Control	—	16	(79)	(436)

Income from continuing operations	$718	$37,473	$19,723	$55,141

(1)	During the first quarter of 2014, our Chemical Business experienced downtime at the Pryor Facility resulting in lost production and adverse effect on operating results. During the third quarter of 2014, a planned major maintenance activity (“Turnaround”) was performed at the Cherokee Facility, which negatively impacted production, sales and operating results. During the fourth quarter of 2014, our Cherokee Facility experienced downtime resulting in lost production and adverse effect on operating results. During 2013, our Chemical Business experienced downtime at the Cherokee, El Dorado and Pryor Facilities resulting in lost production and an adverse effect on operating results.
(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31, 2014 and 2013

(3)	For the three and twelve months ended December 31, 2013, we recognized business interruption insurance recoveries of $76.2 million and $94.6 million, respectively, of which $10.2 million and $28.4 was recognized as a reduction to cost of sales. For the twelve months ended December 31, 2014, we recognized insurance recoveries totaling $28.0 million, of which $22.9 million was recognized as a reduction to cost of sales (none for the three months ended December 31, 2014).
(4)	Our chief operating decision makers use operating income by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.
(5)	General corporate expenses consist of SG&A, other income and other expense that are not allocated to one of our business segments. General corporate expenses consist of the following:

	Three Months December 31,		Twelve Months December 31,
	2014	2013	2014	2013
	(in thousands)
Selling, general and administrative
Personnel costs	$(1,956)	$(1,902)	$(8,434)	$(8,096)
Fees and expenses relating to certain activist shareholders’ proposals (A)	—	—	(4,163)	—
Professional fees	(1,203)	(1,382)	(4,536)	(4,813)
All other	(1,150)	(574)	(4,312)	(2,208)

	(4,309)	(3,858)	(21,445)	(15,117)

Other income	28	13	97	584
Other expense	(3)	(3)	(17)	(28)

Total general corporate expense	$(4,284)	$(3,848)	$(21,365)	$(14,561)

(A)	During the first quarter of 2014, we incurred fees and expenses in evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid a proxy contest in 2014.

(6)	During the three and twelve months ended December 31, 2014, interest expense is net of capitalized interest of $4.9 million and $14.1 million, respectively. During the three and twelve months ended December 31, 2013, interest expense is net of capitalized interest of $1.8 million and $4.0 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
	(in thousands)

Assets
Current assets:
Cash and cash equivalents	$186,811	$143,750
Restricted cash and cash equivalents	365	—
Short-term investments	14,500	—
Accounts receivable, net	88,074	80,570
Inventories:
Finished goods	28,218	29,163
Work in progress	2,763	2,838
Raw materials	25,605	23,871

Total inventories	56,586	55,872
Supplies, prepaid items and other:
Prepaid insurance	13,752	15,073
Precious metals	12,838	14,927
Supplies	15,927	13,523
Prepaid income taxes	7,387	12,644
Other	5,438	3,867

Total supplies, prepaid items and other	55,342	60,034
Deferred income taxes	17,204	13,613

Total current assets	418,882	353,839

Property, plant and equipment, net	619,205	416,801

Other assets:
Noncurrent restricted cash and cash equivalents	45,969	80,974
Noncurrent restricted investments	25,000	209,990
Capitalized software costs, net	12,595	4,927
Other, net	15,354	16,566

Total other assets	98,918	312,457

	$1,137,005	$1,083,097

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31, 2014	December 31, 2013
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81,456	$61,775
Short-term financing	11,955	13,749
Accrued and other liabilities	51,166	49,107
Current portion of long-term debt	10,680	9,262

Total current liabilities	155,257	133,893

Long-term debt	446,638	453,705

Noncurrent accrued and other liabilities	17,934	17,086

Deferred income taxes	83,128	66,698

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 26,968,212 shares issued (26,846,470 at December 31, 2013)	2,697	2,685
Capital in excess of par value	170,537	167,550
Retained earnings	286,188	266,854

	462,422	440,089
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	434,048	411,715

	$1,137,005	$1,083,097

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
LSB Consolidated

Net income	$0.7	$37.3	$19.6	$55.0
Plus:
Interest expense	4.1	7.3	21.6	14.0
Depreciation and amortization	9.4	8.3	36.1	28.4
Provisions for income taxes	0.1	25.5	12.4	35.3
Loss from discontinued operations	0.1	0.1	0.1	0.2

EBITDA	$14.4	$78.5	$89.8	$132.9

Chemical Business

Operating income	$4.5	$67.5	$51.3	$87.8

Plus:
Non-operating income	—	—	0.3	—
Depreciation and amortization	8.1	7.0	30.6	23.6

EBITDA	$12.6	$74.5	$82.2	$111.4

Climate Control Business

Operating income	$4.3	$6.0	$21.7	$30.4

Plus:
Equity in earnings	—	—	0.1	0.4
Depreciation and amortization	1.2	0.8	4.7	2.8

EBITDA	$5.5	$6.8	$26.5	$33.6

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income (Loss), EBITDA, Net Income (Loss) Applicable to Common Stock and Diluted Earnings per Share

Adjusted operating income (loss), adjusted EBITDA, adjusted net income (loss) applicable to common stock and adjusted income (loss) per diluted share are reported to show the impact of the insurance recoveries and unrealized loss on forward natural gas purchase commitments. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income applicable to common stock and diluted income per common share, are appropriate to provide additional information to investors about certain unusual items. The following tables provide reconciliations of operating income, EBITDA, net income applicable to common stock and diluted income per common share excluding the impact of the insurance recoveries and unrealized loss on forward natural gas purchase commitments.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions except per share amounts)
LSB Consolidated

Operating income	$4.9	$70.2	$53.4	$105.3
Less:
Insurance recoveries	—	76.2	28.0	94.6
Unrealized loss on forward natural gas purchase commitments	(2.2)	—	(2.1)	—

Adjusted operating income (loss)	$7.1	$(6.0)	$27.5	$10.7

EBITDA	$14.4	$78.5	$89.8	$132.9
Less:
Insurance recoveries	—	76.2	28.0	94.6
Unrealized loss on forward natural gas purchase commitments	(2.2)	—	(2.1)	—

Adjusted EBITDA	$16.6	$2.3	$63.9	$38.3

Net income applicable to common stock	$0.7	$37.3	$19.3	$54.7
Less:
Insurance recoveries	—	76.2	28.0	94.6
Unrealized loss on forward natural gas purchase commitments	(2.2)	—	(2.1)	—
Income tax provision related to insurance recoveries	—	(29.4)	(10.8)	(36.5)
Income tax provision related to natural gas purchase commitments	0.8	—	0.8	—

Adjusted net income (loss) applicable to common stock	$2.1	$(9.5)	$3.4	$(3.4)

Weighted-average common shares (in thousands)	22,772	22,520	23,667	22,465

Adjusted income (loss) per diluted share	$0.09	$(0.42)	$0.14	$(0.15)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)

Chemical Business

Operating income	$4.5	$67.5	$51.3	$87.8
Less:
Insurance recoveries	—	76.2	28.0	94.6
Unrealized loss on forward natural gas purchase commitments	(2.2)	—	(2.1)	—

Adjusted operating income (loss)	$6.7	$(8.7)	$25.4	$(6.8)

EBITDA	$12.6	$74.5	$82.2	$111.4
Less:
Insurance recoveries	—	76.2	28.0	94.6
Unrealized loss on forward natural gas purchase commitments	(2.2)	—	(2.1)	—

Adjusted EBITDA	$14.8	$(1.7)	$56.3	$16.8